Exhibit 1.1

ADVOCATEN • NOTARISSEN • BELASTINGADVISEURS

— NautaDutilh

DOORLOPENDE TEKST	CONTINUOUS TEXT
(unofficial translation)

van de statuten van	of the articles of association of

PINAFORE HOLDINGS B.V.	PINAFORE HOLDINGS B.V.

na partiële statutenwijziging op 30 september 2011	after partial amendment to the articles of association on 30 September 2011

Amsterdam

Brussel

Londen

Luxemburg

New York

Rotterdam

●    NautaDutilh

NautaDutilh N.V.

DOORLOPENDE TEKST van de statuten van Pinafore Holdings B.V., statutair gevestigd te Amsterdam, na partiële statutenwijziging bij akte op 30 september 2011 verleden voor mr. M.D.P. Anker, notaris te Amsterdam.

Handelsregister nummer 50729705.

STATUTEN

HOOFDSTUK I.

Begripsbepalingen.

Artikel 1.

In de statuten wordt verstaan onder:

(a)	Algemene Vergadering: het orgaan dat gevormd wordt door aandeelhouders en andere stemgerechtigden;

(b)	Algemene Vergadering van Aandeelhouders: de bijeenkomst van aandeelhouders en andere personen met vergaderrechten;

(c)	Certificaten: certificaten op naam van aandelen in de vennootschap. Tenzij het tegendeel blijkt, zijn daaronder mede begrepen Certificaten die niet met medewerking van de vennootschap zijn uitgegeven;

(d)	Certificaathouders: houders van met medewerking van de vennootschap uitgegeven Certificaten. Tenzij het tegendeel blijkt zijn daaronder mede begrepen zij die als gevolg van een op een aandeel gevestigd vruchtgebruik of pandrecht de rechten hebben die de wet toekent aan houders van met medewerking van de vennootschap uitgegeven Certificaten;

(e)	Uitkeerbare deel van het eigen vermogen: het deel van het eigen vermogen, dat het geplaatste kapitaal vermeerderd met de reserves die krachtens de wet moeten worden aangehouden, te boven gaat;

(f)	Jaarrekening: de balans en de winst- en verliesrekening met de toelichting;

(g)	Jaarvergadering: de Algemene Vergadering van Aandeelhouders, bestemd tot de behandeling en vaststelling van de Jaarrekening;

(h)	Accountant: een registeraccountant of een andere accountant als bedoeld in artikel 2:393 van het Burgerlijk Wetboek dan wel een organisatie waarin zodanige accountants samenwerken; en

(i)	Werkdag: een dag (niet zijnde zaterdag) waarop banken in het algemeen open zijn voor gebruikelijke bancaire transacties in Amsterdam (Nederland) en Toronto (Canada).

HOOFDSTUK II.

Naam. Zetel. Doel.

Artikel 2. Naam en zetel.

1.	De vennootschap draagt de naam:

Pinafore Holdings B.V.

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2.	Zij heeft haar zetel te Amsterdam.

Artikel 3. Doel.

De vennootschap heeft ten doel:

(a)	het oprichten van, het op enigerlei wijze deelnemen in, het besturen van en het toezicht houden op ondernemingen en vennootschappen en het zijn en handelen als een houdstermaatschappij;

(b)	het financieren van vennootschappen en ondernemingen;

(c)	het verstrekken van adviezen en het verlenen van diensten aan ondernemingen en vennootschappen waarmee de vennootschap in een groep is verbonden en aan derden;

(d)	het lenen, uitlenen en bijeenbrengen van gelden daaronder begrepen, het uitgeven van obligaties, schuldbrieven of andere waardepapieren, alsmede het aangaan van daarmee samenhangende overeenkomsten;

(e)	het verstrekken van garanties, het verbinden van de vennootschap en het bezwaren van activa van de vennootschap ten behoeve van ondernemingen en vennootschappen waarmee de vennootschap in een groep is verbonden en ten behoeve van derden;

(f)	het verkrijgen, beheren, exploiteren en vervreemden van registergoederen en van vermogenswaarden in het algemeen;

(g)	het verhandelen van valuta, effecten en vermogenswaarden in het algemeen;

(h)	het exploiteren en verhandelen van patenten, merkrechten, vergunningen, knowhow andere industriële eigendomsrechten;

(i)	het verrichten van alle soorten industriële, financiële en commerciële activiteiten;

en al hetgeen met het vorenstaande verband houdt of daartoe bevorderlijk kan zijn, alles in de ruimste zin van het woord.

HOOFDSTUK III.

Kapitaal en aandelen. Register.

Artikel 4. Maatschappelijk kapitaal.

1.	Het maatschappelijk kapitaal bedraagt negentigduizend euro (€ 90.000,—).

2.	Het maatschappelijk kapitaal is verdeeld in:

(a)	tien (10) aandelen A met een nominale waarde van drieduizend zeshonderd euro (€ 3.600,—) elk, genummerd A1 tot en met A10; en

(b)	vijf miljoen vierhonderdduizend (5.400.000) aandelen B met een nominale waarde van één eurocent (€ 0,01) elk, genummerd B1 tot en met B5.400.000.

3.	Waar in de statuten wordt gesproken van aandelen en aandeelhouders worden daaronder verstaan, tenzij het tegendeel blijkt, alle in lid 2 genoemde soorten aandelen en de houders van die aandelen.

4.	Alle aandelen luiden op naam. Aandeelbewijzen worden niet uitgegeven.

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Artikel 5. Register van aandeelhouders.

1.	Het bestuur houdt een register waarin de namen en adressen van alle aandeelhouders zijn opgenomen, met vermelding van de datum waarop zij de aandelen hebben verkregen, de datum van de erkenning of betekening, alsmede met vermelding van het op ieder aandeel gestorte bedrag en met aanduiding van de soort van de aandelen.

2.	In het register worden tevens opgenomen de namen en adressen van hen die een recht van vruchtgebruik of pandrecht op aandelen hebben, met vermelding van de datum waarop zij het recht hebben verkregen, alsmede de datum van erkenning of betekening, alsmede met vermelding of hen het stemrecht of de rechten van een Certificaathouder toekomen.

3.	Iedere aandeelhouder, vruchtgebruiker, pandhouder en Certificaathouder is verplicht aan de vennootschap schriftelijk zijn adres op te geven.

4.	Het register wordt regelmatig bijgehouden. Alle inschrijvingen en aantekeningen in het register worden getekend door een bestuurder.

5.	Het bestuur verstrekt desgevraagd aan een aandeelhouder, een vruchtgebruiker en een pandhouder kosteloos een uittreksel uit het register met betrekking tot zijn recht op een aandeel. Rust op een aandeel een recht van vruchtgebruik of een pandrecht dan vermeldt het uittreksel aan wie het stemrecht toekomt en aan wie de rechten van een Certificaathouder toekomen.

6.	Het bestuur legt het register ten kantore van de vennootschap ter inzage van de aandeelhouders, alsmede van de vruchtgebruikers en de pandhouders aan wie de rechten van een Certificaathouder toekomen.

7.	Voorts houdt het bestuur een register waarin worden opgenomen de namen en adressen van houders van met medewerking van de vennootschap uitgegeven Certificaten. Dit register kan deel uitmaken van het aandeelhoudersregister.

HOOFDSTUK IV.

Uitgifte van aandelen. Eigen aandelen.

Artikel 6. Uitgifte van aandelen. Bevoegd orgaan.

Notariële akte.

1.	Uitgifte van aandelen kan slechts plaatsvinden ingevolge een besluit van het bestuur.

2.	Voor de uitgifte van een aandeel is voorts vereist een daartoe bestemde ten overstaan van een in Nederland standplaats hebbende notaris verleden akte waarbij de betrokkenen partij zijn.

3.	Lid 1 van dit artikel is van overeenkomstige toepassing op het verstrekken van rechten tot het nemen van aandelen, maar is niet van toepassing op de uitgifte van aandelen aan een partij die een eerder verkregen recht tot het nemen van aandelen uitoefent.

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Artikel 7. Voorwaarden van uitgifte. Voorkeursrecht.

1.	Bij het besluit tot uitgifte van aandelen worden de koers en de verdere voorwaarden van uitgifte bepaald.

2.	Een aandeelhouder heeft geen voorkeursrecht bij de uitgifte van aandelen.

Artikel 8. Storting op aandelen.

1.	Bij uitgifte van elk aandeel moet daarop het gehele nominale bedrag worden gestort.

2.	Storting op aandelen moet in geld geschieden voor zover niet een andere inbreng is overeengekomen. Het bestuur is bevoegd om rechtshandelingen te verrichten ter zake van inbreng op aandelen anders dan in geld.

3.	Storting in vreemd geld kan slechts geschieden met toestemming van de vennootschap.

Artikel 9. Eigen aandelen.

1.	De vennootschap kan bij uitgifte van aandelen geen eigen aandelen nemen.

2.	De vennootschap mag, ingevolge een besluit van het bestuur tot het verlenen van machtiging tot de verkrijging en overigens met inachtneming van het dienaangaande in de wet bepaalde, volgestorte aandelen of Certificaten verkrijgen, tot het door de wet toegestane maximum.

3.	Leningen met het oog op het nemen of verkrijgen van aandelen in haar kapitaal of Certificaten mag de vennootschap verstrekken doch slechts tot ten hoogste het bedrag van de uitkeerbare reserves.

4.	Vervreemding van de door de vennootschap gehouden eigen aandelen of Certificaten geschiedt ingevolge een besluit van het bestuur. Bij het besluit tot vervreemding worden de voorwaarden van de vervreemding bepaald. Vervreemding van eigen aandelen geschiedt met inachtneming van het bepaalde in de blokkeringsregeling.

5.	Voor een aandeel dat toebehoort aan de vennootschap of aan een dochtermaatschappij daarvan kan in de Algemene Vergadering geen stem worden uitgebracht; evenmin voor een aandeel waarvan één hunner de Certificaten houdt. Vruchtgebruikers en pandhouders van aandelen die aan de vennootschap en haar dochtermaatschappijen toebehoren, zijn evenwel niet van het stemrecht uitgesloten indien het vruchtgebruik of het pandrecht was gevestigd voordat het aandeel aan de vennootschap of een dochtermaatschappij daarvan toebehoorde.

Artikel 10. Kapitaalvermindering.

1.	De Algemene Vergadering kan met inachtneming van het dienaangaande in de wet bepaalde besluiten tot vermindering van het geplaatste kapitaal.

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2.	De kapitaalvermindering kan ook geschieden ten aanzien van hetzij de aandelen A, hetzij de aandelen B, mits de soort ten aanzien waarvan kapitaalvermindering plaatsvindt wordt aangewezen door de Algemene Vergadering bij besluit, genomen met algemene stemmen in een vergadering waarin het gehele geplaatste kapitaal vertegenwoordigd is. Een nieuwe vergadering, als bedoeld in artikel 2:230 van het Burgerlijk Wetboek, kan terzake niet worden bijeengeroepen. De kapitaalvermindering moet naar evenredigheid van de daarin betrokken aandelen geschieden, voor zover daarvan niet wordt afgeweken met instemming van alle betrokken aandeelhouders.

3.	De oproeping tot de Algemene Vergadering van Aandeelhouders waarin een voorstel tot een in dit artikel genoemd besluit wordt gedaan, vermeldt het doel van de kapitaalvermindering en de wijze van uitvoering.

HOOFDSTUK V.

Levering van aandelen. Beperkte rechten.

Uitgifte van Certificaten.

Artikel 11. Levering van aandelen. Aandeelhoudersrechten.

Vruchtgebruik. Pandrecht.

1.	Voor de levering van een aandeel of de levering van een beperkt recht daarop is vereist een daartoe bestemde ten overstaan van een in Nederland gevestigde notaris verleden akte waarbij de betrokkenen partij zijn.

2.	Behoudens in het geval dat de vennootschap zelf bij de rechtshandeling partij is, kunnen de aan het aandeel verbonden rechten eerst worden uitgeoefend nadat de vennootschap de rechtshandeling heeft erkend of de akte aan haar is betekend overeenkomstig het in de wet daaromtrent bepaalde.

3.	Bij vestiging van een vruchtgebruik of een pandrecht op een aandeel kan het stemrecht, met inachtneming van de wettelijke bepalingen, aan de vruchtgebruiker of de pandhouder worden toegekend.

4.	De pandhouder die geen stemrecht heeft, heeft niet de rechten die de wet toekent aan Certificaathouders, tenzij bij de vestiging van het pandrecht anders is bepaald.

Artikel 12. Uitgifte van Certificaten.

De vennootschap kan haar medewerking verlenen aan de uitgifte van Certificaten.

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HOOFDSTUK VI.

Blokkeringsregeling. Verplichte aanbieding.

Artikel 13.

Afdeling A. Goedkeuring bij voorgenomen overdracht.

1.	Voor overdracht van aandelen, wil zij geldig zijn, is steeds de goedkeuring vereist van bestuur, welke goedkeuring slechts voor een periode van drie maanden geldig is. Onder overdracht wordt mede verstaan toedeling bij verdeling van een gemeenschap uitgezonderd toedeling aan degene van wiens zijde de aandelen in de gemeenschap zijn gevallen.

2.	De aandeelhouder die tot overdracht van aandelen wil overgaan - in dit artikel verder ook aan te duiden als: de “verzoeker” - geeft daarvan bij aangetekende brief of tegen ontvangstbewijs kennis aan het bestuur onder opgave van het aantal over te dragen aandelen en van de persoon of de personen aan wie hij wenst over te dragen.

3.	Het bestuur is verplicht te besluiten over de levering van de aandelen binnen zes weken na ontvangst van de in het vorige lid bedoelde kennisgeving. Bij de oproeping wordt de inhoud van die kennisgeving vermeld.

4.	Indien:

(a)	niet binnen de in lid 3 gemelde termijn omtrent het verzoek tot goedkeuring een besluit is genomen; of

(b)	bedoelde goedkeuring is geweigerd zonder dat het bestuur gelijktijdig met de weigering aan de verzoeker opgave doet van één of meer gegadigden die bereid zijn al de aandelen waarop het verzoek tot goedkeuring betrekking had, tegen contante betaling te kopen, wordt de gevraagde goedkeuring geacht te zijn verleend en wel in het sub a. gemelde geval op de dag waarop het besluit uiterlijk had moeten worden genomen.

5.	Indien het bestuur de gevraagde goedkeuring verleent of geacht moet worden te hebben verleend, kan de overdracht slechts binnen drie maanden daarna plaatshebben.

6.	Tenzij tussen de verzoeker en de door het bestuur aangewezen en door hem aanvaarde gegadigde(n) omtrent de prijs of de prijsvaststelling anders wordt overeengekomen, zal de koopprijs van de aandelen worden vastgesteld door een deskundige, op verzoek van de meest gerede partij te benoemen door de voorzitter van de Kamer van Koophandel en Fabrieken binnen wier ressort de vennootschap statutair is gevestigd.

7.	De verzoeker blijft bevoegd zich terug te trekken totdat een maand is verstreken nadat vorenbedoelde prijsvaststelling schriftelijk aan hem is medegedeeld.

8.	De kosten van de prijsvaststelling komen ten laste van:

(a)	de verzoeker indien deze zich terugtrekt;

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(b)	de verzoeker voor de helft en de kopers voor de andere helft indien de aandelen door de gegadigden zijn gekocht, met dien verstande dat iedere koper in de kosten bijdraagt in verhouding tot het aantal door hem gekochte aandelen; of

(c)	de vennootschap in niet onder (a) of (b) genoemde gevallen.

9.	De vennootschap zelf kan slechts met instemming van de verzoeker gegadigde zijn als bedoeld in lid 4 sub (c).

Afdeling B. Verplichte aanbieding van aandelen.

1.	In geval van overlijden van een aandeelhouder, in geval van diens surséance van betaling, verklaring in staat van faillissement of onder curatele stelling, in geval van ontbinding van een aandeelhouder/rechtspersoon en voorts ingeval krachtens enige wettelijke bepaling voor een aandeelhouder een bewindvoerder wordt benoemd, moeten al zijn aandelen worden aangeboden met inachtneming van het hierna bepaalde. Vanaf het tijdstip dat de in de vorige zin bedoelde verplichting is ontstaan, is de betreffende aandeelhouder niet langer gerechtigd tot het uitoefenen van vergader- en stemrechten en het uitoefenen van het recht op uitkeringen.

2.	De aanbieding geschiedt binnen een maand na het ontstaan van de verplichting; zij wordt gericht aan de vennootschap.

3.	De aangeboden aandelen moeten worden aangeboden aan degene of degenen die door de vergadering van houder(s) van aandelen B in het kapitaal van de vennootschap wordt of worden aangewezen pro rata het aantal aandelen B dat elke houder van aandelen B houdt ten opzichte van het totaal aantal geplaatste aandelen B. De vennootschap zelf kan slechts met instemming van de aanbieder koper van aandelen zijn.

4.	Ten aanzien van de bepaling van de prijs van de aandelen is het bepaalde in lid 6 van de voorgaande afdeling van overeenkomstige toepassing.

5.	De aanbieder is niet bevoegd zich terug te trekken. Indien van het aanbod geen of geen volledig gebruik wordt gemaakt, binnen zes weken na de aanbieding, mag hij zijn aandelen behouden. De betreffende aandeelhouder zal vanaf dat moment weer gerechtigd zijn tot het uitoefenen van vergader- en stemrechten en het uitoefenen van het recht op uitkeringen.

6.	Ingeval niet tijdig aan de verplichting tot aanbieding is voldaan, is de vennootschap onherroepelijk gemachtigd de aandelen aan te bieden en indien alle aandelen worden gekocht, deze aan de koper(s) te leveren met inachtneming van het hiervoor in deze afdeling bepaalde. De koopprijs wordt door de vennootschap aan de rechthebbende uitgekeerd na aftrek van de voor zijn rekening komende kosten.

7.	Het hiervoor in deze afdeling bepaalde is niet van toepassing indien de Algemene Vergadering ontheffing verleent van de verplichting tot aanbieding.

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Afdeling C. Uitzondering op de goedkeuring/aanbieding.

Het hiervoor onder afdeling A en afdeling B bepaalde geldt niet indien de aandeelhouder krachtens de wet tot overdracht van zijn aandelen aan een eerdere aandeelhouder verplicht is.

HOOFDSTUK VII.

Bestuur.

Artikel 14. Bestuur.

Het bestuur van de vennootschap wordt gevormd door een bestuur bestaande uit twee (2) bestuurders A, twee (2) bestuurders B en vier (4) bestuurders C of een zodanig aantal bestuursleden als bepaald door de Algemene Vergadering. Ten minste vijftig procent (50%) van de bestuurders dient inwoner te zijn van Nederland.

Artikel 15. Benoeming, schorsing en ontslag. Bezoldiging.

1.	De bestuurders worden benoemd door de Algemene Vergadering en deze bepaalt ook de titulatuur van bestuurders.

2.	Iedere bestuurder kan te allen tijde door de Algemene Vergadering worden geschorst en ontslagen.

3.	Elke schorsing kan één (1) of meerdere malen worden verlengd doch in totaal niet langer duren dan drie (3) maanden. Is na verloop van die tijd geen beslissing genomen omtrent de opheffing van de schorsing of over ontslag, dan eindigt de schorsing.

4.	De bezoldiging en de verdere arbeidsvoorwaarden van iedere bestuurder worden vastgesteld door de Algemene Vergadering.

Artikel 16. Bestuurstaak. Besluitvorming. Taakverdeling.

1.	Behoudens de beperkingen volgens de statuten is het bestuur belast met het besturen van de vennootschap.

2.	Het bestuur vergadert regelmatig maar ten minste eenmaal per jaar.

3.	Het bestuur vergadert tevens indien een bestuurder zulks noodzakelijk acht.

4.	Iedere bestuurder is gerechtigd tot het uitbrengen van één (1) stem. Alle besluiten van het bestuur worden genomen met volstrekte meerderheid van de uitgebrachte stemmen van aanwezige of vertegenwoordigde bestuurders waarbij geldt dat ten minste één (1) bestuurder A of ten minste één (1) bestuurder B zich vóór het voorstel uitspreekt, tenzij deze statuten of een reglement vastgesteld door het bestuur overeenkomstig lid 8 van dit artikel anders bepalen. Bij staking van stemmen is het voorstel verworpen. Van een aldus genomen besluit wordt onder bijvoeging van de ingekomen antwoorden een relaas opgemaakt dat door ten minste één (1) bestuurder A en één (1) bestuurder B wordt ondertekend.

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5.	Een bestuurder kan zich door een medebestuurder bij schriftelijke volmacht doen vertegenwoordigen. Onder schriftelijke volmacht wordt verstaan elke door middel van gangbare elektronische communicatiemiddelen vastgelegde volmacht. Een bestuurder kan voor niet meer dan één medebestuurder als gevolmachtigde optreden.

6.	Besluiten van het bestuur kunnen in plaats van in een vergadering ook bij geschrift worden genomen, mits met algemene stemmen van alle in functie zijnde bestuurders.

7.	De voorzitter zal de vergadering van het bestuur voorzitten. Indien deze afwezig is, zal de vergadering zelf in haar voorzitterschap voorzien.

8.	Het bestuur kan een reglement vaststellen waarbij nadere regels worden gegeven over de besluitvorming van het bestuur.

9.	Het bestuur kan bij een taakverdeling bepalen met welke taak iedere bestuurder zal zijn belast.

Artikel 17. Vertegenwoordiging.

1.	Het bestuur is bevoegd de vennootschap te vertegenwoordigen. De bevoegdheid tot vertegenwoordiging komt mede toe aan één (1) bestuurder A, één (1) bestuurder B en één (1) bestuurder C gezamenlijk handelend.

2.	Het bestuur kan functionarissen met algemene of beperkte vertegenwoordigingsbevoegdheid aanstellen. Elk hunner vertegenwoordigt de vennootschap met inachtneming van de begrenzing aan zijn bevoegdheid gesteld. Hun titulatuur wordt door het bestuur bepaald.

3.	In geval van een tegenstrijdig belang tussen de vennootschap en één of meerdere bestuurders blijven de desbetreffende bestuurder(s) onverminderd bevoegd de vennootschap te vertegenwoordigen. Onverminderd het hierboven bepaalde is de Algemene Vergadering steeds bevoegd één of meer andere personen aan te wijzen om de vennootschap te vertegenwoordigen. Geen persoon mag worden aangewezen tenzij hij zijn taak uitvoert met inachtneming van de statuten in Nederland.

Artikel 18. Goedkeuring van besluiten van het bestuur.

1.	De Algemene Vergadering is bevoegd besluiten van het bestuur aan haar goedkeuring te onderwerpen. Deze besluiten dienen duidelijk omschreven te worden en schriftelijk aan het bestuur te worden meegedeeld.

2.	Het ontbreken van een goedkeuring als bedoeld in lid 1 van dit artikel tast de vertegenwoordigingsbevoegdheid van het bestuur of de bestuurders niet aan.

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Artikel 19. Ontstentenis of belet.

In geval van ontstentenis of belet van een bestuurder zijn de andere bestuurders of is de andere bestuurder tijdelijk met het bestuur van de vennootschap belast met dien verstande dat er te allen tijde tenminste één (1) bestuurder A en één (1) bestuurder B met het bestuur van de vennootschap belast dienen te zijn. In geval van ontstentenis of belet van de enig bestuurder, alle bestuurders, alle bestuurders A of alle bestuurders B is de persoon die daartoe door de Algemene Vergadering wordt aangewezen tijdelijk met het bestuur van de vennootschap belast.

HOOFDSTUK VIII.

Jaarrekening. Winst.

Artikel 20. Boekjaar. Opmaken Jaarrekening.

Ter inzage legging. Accountant.

1.	Het boekjaar van de vennootschap is gelijk aan het kalenderjaar.

2.	Jaarlijks binnen vijf maanden na afloop van het boekjaar, behoudens verlenging van deze termijn met ten hoogste zes maanden door de Algemene Vergadering op grond van bijzondere omstandigheden, maakt het bestuur een Jaarrekening op.

3.	Het bestuur legt de Jaarrekening binnen de in lid 2 bedoelde termijn voor de aandeelhouders en Certificaathouders ter inzage ten kantore van de vennootschap. Binnen deze termijn legt het bestuur ook het jaarverslag ter inzage voor de aandeelhouders en de Certificaathouders.

4.	De Jaarrekening wordt ondertekend door de bestuurders, ontbreekt de ondertekening van één of meer hunner, dan wordt daarvan onder opgave van reden melding gemaakt.

5.	De vennootschap kan, en indien daartoe wettelijk verplicht zal, aan een Accountant de opdracht verlenen tot onderzoek van de Jaarrekening.

Artikel 21. Vaststelling Jaarrekening. Openbaarmaking.

1.	De Algemene Vergadering stelt de Jaarrekening vast.

2.	Vaststelling van de Jaarrekening zonder voorbehoud strekt niet tot decharge van de bestuurders voor het gevoerde bestuur. Voor deze decharge is een apart besluit van de Algemene Vergadering vereist.

3.	De vennootschap is verplicht tot openbaarmaking van de Jaarrekening binnen acht dagen na de vaststelling met inachtneming van de wettelijke vrijstellingen.

Artikel 22. Winst.

1.	De vennootschap houdt een agioreserve A en een agioreserve B aan. De houders van aandelen A zijn exclusief gerechtigd tot de agioreserve A. De houders van aandelen B zijn exclusief gerechtigd tot de agioreserve B.

2.	De vennootschap houdt een dividendreserve A en een dividendreserve B aan. De houders van aandelen A zijn exclusief gerechtigd tot de dividendreserve A. De houders van aandelen B zijn exclusief gerechtigd tot de dividendreserve B.

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3.	Winstuitkeringen kunnen slechts plaatshebben tot ten hoogste het bedrag van het Uitkeerbare deel van het eigen vermogen.

4.	Winstuitkering geschiedt na de vaststelling van de Jaarrekening waaruit blijkt dat zij geoorloofd is.

5.	Indien de Algemene Vergadering besluit tot uitkering van de voor uitkering beschikbare winst in een bepaald boekjaar dient het navolgende in acht te worden genomen:

(a)	Ten eerste zal op de aandelen A een uitkering dienen te worden gedaan van een maximum bedrag van één duizend euro (€ 1.000,—) per aandeel A per boekjaar. Indien de winst in een bepaald boekjaar het niet of niet geheel toestaat een dergelijke uitkeringen te doen dan zullen de houders van de aandelen A het nog niet uitgekeerde bedrag ontvangen ten laste van de winsten van de opeenvolgende jaren, met voorrang boven iedere dividenduitkering aan de houders van aandelen B.

(b)	Ten tweede, zal de winst die resteert na toepassing van het onder (a) bepaalde worden toegedeeld aan de Aandelen B op een pro rata basis.

In het geval dat de Algemene Vergadering besluit om geen winst uit te keren, zal de winst overeenkomstig hetgeen is bepaald onder (a) en (b) aan de desbetreffende dividendreserves van de vennootschap worden toegevoegd.

6.	De Algemene Vergadering kan, met inachtneming van het dienaangaande in de Nederlandse wet en in de leden 3 en 5 hiervoor bepaalde, besluiten tot een tussentijdse winstuitkering of een uitkering ten laste van een reserve die niet krachtens de Nederlandse wet of deze statuten moet worden aangehouden.

7.	De algemene vergadering van houders van aandelen A kan, met inachtneming van het dienaangaande in lid 1, 2 en 3 van dit artikel bepaalde, besluiten tot uitkeringen ten laste van de agioreserve A en dividend reserve A.

8.	De algemene vergadering van houders van aandelen B kan, met inachtneming van het dienaangaande in lid 1, 2 en 3 van dit artikel bepaalde, besluiten tot uitkeringen ten laste van de agioreserve B en dividend reserve B.

9.	De Algemene Vergadering van Aandeelhouders kan, met inachtneming van het dienaangaande in lid 4 bepaalde, besluiten tot uitkeringen ten laste van een andere reserve dan genoemd in de leden 1 en 2 van dit artikel.

10.	De vordering van de aandeelhouder tot uitkering verjaart door een tijdsverloop van vijf jaren.

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HOOFDSTUK IX.

Algemene Vergaderingen van aandeelhouders.

Artikel 23. Jaarvergadering en andere vergaderingen. Oproeping.

1.	Jaarlijks binnen zes maanden na afloop van het boekjaar, wordt de Jaarvergadering gehouden bestemd tot de behandeling en vaststelling van de Jaarrekening.

2.	Andere Algemene Vergaderingen van Aandeelhouders worden gehouden zo dikwijls het bestuur zulks nodig acht.

3.	De Algemene Vergaderingen van Aandeelhouders worden door het bestuur bijeengeroepen door middel van brieven aan de adressen van de aandeelhouders volgens het register van aandeelhouders en het register van Certificaathouders. De Algemene Vergadering van Aandeelhouders kan tevens bijeen worden geroepen door middel van een langs elektronische weg toegezonden en reproduceerbaar bericht aan het adres van die aandeelhouders en Certificaathouders die hebben ingestemd met deze wijze van oproeping. Zij dienen dan voor dit doel een adres aan de vennootschap op te geven.

4.	De oproeping geschiedt niet later dan op de vijftiende dag voor die van de vergadering.

5.	De Algemene Vergaderingen van Aandeelhouders worden gehouden in de gemeente waar de vennootschap volgens de statuten haar zetel heeft.

6.	De Algemene Vergadering voorziet zelf in haar voorzitterschap. Tot dat ogenblik wordt het voorzitterschap waargenomen door een bestuurder of bij gebreke daarvan door de in leeftijd oudste ter vergadering aanwezige persoon.

7.	De bestuurders hebben als zodanig in de Algemene Vergadering van Aandeelhouders een raadgevende stem.

Artikel 24. Het gehele geplaatste kapitaal is vertegenwoordigd.

Aantekeningen.

1.	Zolang in een Algemene Vergadering van Aandeelhouders het gehele geplaatste kapitaal en de Certificaathouders zijn vertegenwoordigd, kunnen geldige besluiten worden genomen over alle aan de orde komende onderwerpen, mits met algemene stemmen, ook al zijn de door de wet of de statuten gegeven voorschriften voor het oproepen en houden van vergaderingen niet in acht genomen.

2.	Het bestuur houdt van de genomen besluiten aantekening. Indien het bestuur niet ter vergadering is vertegenwoordigd wordt door of namens de voorzitter van de vergadering een afschrift van de genomen besluiten zo spoedig mogelijk na de vergadering aan het bestuur verstrekt. De aantekeningen liggen ten kantore van de vennootschap ter inzage van de aandeelhouders en de Certificaathouders. Aan ieder van deze wordt desgevraagd een afschrift of uittreksel van deze aantekeningen verstrekt tegen ten hoogste de kostprijs.

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Artikel 25. Stemmingen.

1.	Elk aandeel A geeft recht op het uitoefenen van driehonderdzestigduizend (360.000) stemmen. Elk aandeel B geef recht op het uitoefenen van één (1) stem.

2.	De vergaderrechten kunnen worden uitgeoefend bij een schriftelijke gevolmachtigde. Het bepaalde in artikel 16 lid 5, tweede volzin, is van overeenkomstige toepassing. De vergaderrechten kunnen tevens worden uitgeoefend door middel van een elektronisch communicatiemiddel, mits de aandeelhouder die langs deze weg deelneemt aan de vergadering via het elektronische communicatiemiddel kan worden geïdentificeerd, rechtstreeks kennisnemen van de verhandelingen ter vergadering en het stemrecht kan uitoefenen. Het bestuur kan voorwaarden vaststellen voor het gebruik van elektronische communicatiemiddelen.

3.	Voor zover de wet of de statuten geen grotere meerderheid voorschrijven worden alle besluiten genomen met volstrekte meerderheid van de uitgebrachte stemmen.

4.	Staken de stemmen dan is het voorstel verworpen.

Artikel 26. Besluitvorming buiten vergadering.

Aantekeningen.

1.	Besluiten van aandeelhouders kunnen in plaats van in Algemene Vergaderingen van Aandeelhouders ook schriftelijk worden genomen, mits met algemene stemmen van alle stemgerechtigde aandeelhouders. Het bepaalde in artikel 16 lid 5, tweede volzin, is van overeenkomstige toepassing. Vorenbedoelde wijze van besluitvorming is niet mogelijk indien er Certificaathouders zijn.

2.	Op besluitvorming buiten vergadering als bedoeld in het vorige lid is het bepaalde in artikel 23 lid 7 van overeenkomstige toepassing.

3.	Het bestuur houdt van de aldus genomen besluiten aantekening. Ieder van de aandeelhouders is verplicht er voor zorg te dragen dat de conform lid 1 genomen besluiten zo spoedig mogelijk schriftelijk ter kennis van het bestuur worden gebracht. De aantekeningen liggen ten kantore van de vennootschap ter inzage van de aandeelhouders en Certificaathouders. Aan ieder van dezen wordt desgevraagd een afschrift of uittreksel van deze aantekeningen verstrekt tegen ten hoogste de kostprijs.

Artikel 27. Vergadering van houders van aandelen van een bepaalde soort.

1.	De vergadering van houders van aandelen van een bepaalde soort zal worden bijeengeroepen door het bestuur of door een houder van één of meer aandelen van de desbetreffende soort, door middel van brieven aan de adressen van de houders van aandelen van de desbetreffende soort en de houders van Certificaten van de desbetreffende soort volgens het register van aandeelhouders en het register van houders van certificaten op aandelen van de desbetreffende soort.

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2.	De vergadering van houders van aandelen van een bepaalde soort voorziet zelf in haar voorzitterschap. Tot dat ogenblik wordt het voorzitterschap waargenomen door de in leeftijd oudste ter vergadering aanwezige persoon.

3.	Voor zover mogelijk, zijn de artikelen 23 leden 4 en 5, 24, 25 leden 1 tot en met 4 en 26 van overeenkomstige toepassing.

HOOFDSTUK X.

Statutenwijziging en ontbinding. Vereffening.

Artikel 28. Statutenwijziging en ontbinding.

Wanneer aan de Algemene Vergadering door het bestuur een voorstel tot statutenwijziging of tot ontbinding van de vennootschap wordt gedaan, moet zulks steeds bij de oproeping tot de Algemene Vergadering van Aandeelhouders worden vermeld, en moet, indien het een statutenwijziging betreft, tegelijkertijd een afschrift van het voorstel, waarin de voorgedragen wijziging woordelijk is opgenomen, ten kantore van de vennootschap ter inzage worden gelegd voor aandeelhouders en de Certificaathouders tot de afloop van de vergadering.

Artikel 29. Vereffening.

1.	In geval van ontbinding van de vennootschap krachtens besluit van de Algemene Vergadering zijn de bestuurders belast met de vereffening van de zaken van de vennootschap.

2.	Gedurende de vereffening blijven de bepalingen van de statuten voor zover mogelijk van kracht.

3.	Hetgeen na voldoening van de schulden is overgebleven wordt overgedragen conform het bepaalde in artikel 23 lid 3.

DE ONDERGETEKENDE

mr. M.D.P. Anker, notaris te Amsterdam, verklaart hierbij dat hij zich naar beste weten ervan heeft overtuigd dat de statuten van Pinafore Holdings B.V., statutair gevestigd te Amsterdam, na partiële statutenwijziging bij akte op 30 september 2011, luidden overeenkomstig de hiervoor opgenomen tekst.

Getekend te Amsterdam, op 30 september 2011.

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NautaDutilh N.V.

CONTINUOUS TEXT of the articles of association of Pinafore Holdings B.V., with corporate seat in Amsterdam, after partial amendment to the articles of association, by deed executed before M.D.P. Anker, civil law notary in Amsterdam, on 30 September 2011.

Trade Registry number 50729705.

This is a translation into English of the original Dutch text. An attempt has been made to be as literal as possible without jeopardizing the overall continuity. Inevitably, differences may occur in translation, and if so the Dutch text will by law govern.

ARTICLES OF ASSOCIATION:

CHAPTER I.

Definitions.

Article 1.

In these articles of association the following expressions shall have the following meanings:

(a)	the General Meeting: the body of the company formed by shareholders and other persons entitled to vote;

(b)	the General Meeting of Shareholders: the meeting of shareholders and other persons entitled to attend general meetings;

(c)	Depository Receipts: registered depository receipts of shares in the capital of the company. Unless the contrary appears, this expression shall also include depository receipts issued without the company’s cooperation;

(d)	Depository Receipt Holders: holders of depository receipts of shares issued with the cooperation of the company. Unless the contrary appears, this expression shall also include those persons who, as a result of a life interest or a pledge in a share, enjoy the rights, which, by virtue of the law, accrue to holders of Depository Receipts issued with the company’s cooperation;

(e)	the Distributable part of the net assets: that part of the company’s net assets which exceeds the aggregate of the issued capital and the reserves which must be maintained by virtue of the law;

(f)	the Annual Accounts: the balance sheet and the profit and loss account with the explanatory notes;

(g)	the Annual Meeting: the General Meeting of Shareholders held for the purpose of discussion and adoption of the Annual Accounts;

(h)	Accountant: a “register-accountant” or other accountant referred to in Section 2:393 of the Dutch Civil Code, as well as an organisation within which such accountants practice; and

(i)	business day means a day (excluding Saturdays) on which banks generally are open in Amsterdam (the Netherlands) and Toronto (Canada) for the transaction of normal banking business.

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CHAPTER II.

NAME. SEAT. OBJECTS.

Article 2. Name and Seat.

1.	The name of the company is:

Pinafore Holdings B.V.

2.	The official seat of the company is in Amsterdam.

Article 3. Objects.

The objects of the company are:

(a)	to incorporate, to participate in any way whatsoever, to manage, to supervise, to operate and to promote enterprises, businesses and companies;

(b)	to finance businesses and companies;

(c)	to supply advice and to render services to enterprises and companies with which the company forms a group and to third parties;

(d)	to borrow, to lend and to raise funds, including the issue of bonds, promissory notes or other securities or evidence of indebtedness as well as to enter into agreement in connection with the aforementioned;

(e)	to render guarantees, to bind the company and to pledge its assets for obligations of the companies and enterprises with which it forms a group and on behalf of third parties;

(f)	to obtain, alienate, manage and exploit registered property and items of property in general;

(g)	to trade in currencies, securities and items of property in general;

(h)	to develop and trade patent, trade marks, licenses, know-how and other industrial property rights;

(i)	to perform any and all activity of industrial, financial or commercial nature;

as well as everything pertaining the foregoing, relating thereto or conductive thereto, all in the widest sense of the word.

CHAPTER III.

CAPITAL AND SHARES. REGISTER.

Article 4. Authorised capital.

1.	The authorised capital amounts to ninety thousand euro (€ 90,000).

2.	The authorised capital is divided into:

(a)	ten (10) shares A, with a nominal value of three thousand euros (€ 3,600) each, numbered Al through A10; and

(b)	five million four hundred thousand (5,400,000) shares B, with a nominal value of one eurocent (€ 0.01) each, numbered Bl through B5,400,000.

3.	If in these articles of association shares and shareholders are mentioned, these expressions shall refer to both classes of shares referred to in paragraph 2 and the holders of those shares, save as otherwise expressed.

4.	All shares are to be registered shares. No share certificates shall be issued.

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Article 5. Register of shareholders.

1.	The management board shall keep a register in which the names and addresses of all holders of shares are recorded, showing the date on which they acquired the shares, the date of the acknowledgement or notification and the amount paid on each share and the class of the shares.

2.	The names and addresses of those with a right of usufruct (‘life interest’) or a pledge on the shares shall also be entered in the register, stating the date on which they acquired the right, and the date of acknowledgement or notification, and whether they have the voting rights or the rights of a Depository Receipt Holder.

3.	Each shareholder, each beneficiary of the life interest, each pledgee and each Depository Receipt Holder is required to give written notice of his address to the company.

4.	The register shall be kept accurate and up to date. All entries and notes in the register shall be signed by a member of the management board.

5.	On application by a shareholder, a beneficiary of a life interest or a pledgee, the management board shall furnish an extract from the register, free of charge, insofar as it relates to his rights in a share. In the event that a life interest or pledge has been created in a share, the extract shall state to whom the voting rights accrue and to whom the rights of a Depository Receipt Holder accrue.

6.	The management board shall make the register available at the company’s office for inspection by the shareholders, as well as by the beneficiaries of a life interest and the pledgees to whom the rights of a Depository Receipt Holder accrue.

7.	Furthermore, the management board shall keep a register in which the names and addresses of Depository Receipts Holders are to be recorded. This register may be part of the shareholders’ register.

CHAPTER IV.

ISSUANCE OF SHARES. OWN SHARES.

Article 6. Issuance of shares. Body competent to issue shares. Notarial deed.

1.	The issuance of shares may only be effected pursuant to a resolution of the management board.

2.	The issuance of a share shall furthermore require a deed drawn up for that purpose in the presence of a civil law notary registered in the Netherlands to which those involved are party.

3.	Paragraph 1 of this article shall apply mutatis mutandis to granting rights to subscribe for shares, but does not apply to the issue of shares to a party exercising a previously obtained right to subscribe for shares.

Article 7. Conditions of issuance. Rights of pre-emption.

1.	A resolution for the issuance of shares shall stipulate the price and further conditions of issuance.

2.	A shareholder has no pre-emptive right upon the issuance of shares.

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Article 8. Payment for shares.

1.	The full nominal amount of each share must be paid in on issue.

2.	Payment for a share must be made in cash insofar as no other manner of payment has been agreed on. The management board shall be authorised to perform legal acts pertaining to a non-cash contribution on shares.

3.	Payment in foreign currency can be made only after approval by the company.

Article 9. Own shares.

1.	When issuing shares, the company shall not be entitled to subscribe for its own shares.

2.	The company may, pursuant to a resolution of the management board authorizing the acquisition and otherwise subject to the relevant provisions of the law, acquire fully paid shares in its own capital or Depository Receipts, up to the maximum permitted by law.

3.	The company may give loans with a view to the subscription for or acquisition of shares in its capital or Depository Receipts, but only up to the amount of the distributable reserves.

4.	The disposal of shares or Depositary Receipts held by the company shall be effected pursuant to a resolution of the management board. The resolution to dispose of such shares or Depository Receipts shall also stipulate the conditions of the disposal. The disposal of shares held by the company shall be effected with due observance of the blocking clause.

5.	No voting rights may be exercised in the General Meeting for any share held by the company or any of its subsidiaries, nor in respect of any share of which the company or any of its subsidiaries holds Depository Receipts. Beneficiaries of a life interest and pledgees of shares which belong to the company and its subsidiaries are not excluded from exercising the voting rights, if the life interest or pledge was created before the share belonged to the company or any of its subsidiaries.

Article 10. Reduction of capital.

1.	The General Meeting may, subject to the relevant provisions of the law, resolve to reduce the issued capital.

2.	Reduction of capital may also be effected with respect to either the ordinary shares A or the ordinary shares B, provided that the class of shares with respect to which reduction of capital shall be effected, is identified by the General Meeting, by resolution adopted by unanimous vote in a meeting at which the entire issued capital is represented. A new meeting, as referred to in section 2:230 of the Dutch Civil Code, may not be convened on this matter. The capital reduction shall be effected in proportion to the shares included therein, unless all of the shareholders concerned consent to deviate from this principle.

3.	The notice of the General Meeting at which any resolution referred to in this article shall be proposed, shall mention the purpose of the capital reduction and the manner in which it is to be achieved.

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CHAPTER V.

Transfer of shares. Limited rights.

Issuance of Depository Receipts.

Article 11. Transfer of shares. Shareholders’ rights. Life interest

(“Vruchtgebruik”). Pledging (“Pandrecht”).

1.	The transfer of a share or the transfer of a right in rem thereon shall require a deed drawn up for that purpose in the presence of a civil law notary registered in the Netherlands to which those involved are party.

2.	Unless the company itself is party to the legal act, the rights attached to the share can only be exercised after the company has acknowledged said legal act or said deed has been served on it in accordance with the relevant provisions of the law.

3.	On the creation of a life interest or a pledge on shares the right to vote can, subject to the provisions of the law, be given to the beneficiary of the life interest or to the pledgee.

4.	A pledgee without the right to vote shall not have the rights which, by virtue of the law, accrue to Depositary Receipts Holders issued, unless provided otherwise by the establishing of the right of pledge.

Article 12. Issuance of Depository Receipts.

The company may cooperate with the issuance of Depository Receipts.

CHAPTER VI.

Blocking clause.

CHAPTER VI.

Article 13. Blocking clause.

Subsection A. Approval an intended transfer.

1.	In order to be valid any transfer of shares shall require the approval of the management board, which approval shall remain valid for three months. Allotment in the event of partition of a joint property is to be regarded as a “transfer” with the exception of allotment to the person from whose side the shares have fallen into the joint property.

2.	A shareholder who wishes to transfer shares - in this article also referred to as the applicant - shall give notice of such intention to the management board by registered letter or against a receipt, which notice shall specify the number of shares he wishes to transfer and the person or the persons to whom he wishes to transfer the shares.

3.	The management board shall be obliged to decide upon the transfer of shares within six weeks from the date of receipt of the notice referred to in the preceding paragraph. The contents of such notice shall be stated in the convocation.

4.	If:

(a)	no such decision as referred to in paragraph 3 has been made within the term mentioned in that paragraph;

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(b)	within that time no resolution has been adopted regarding the request for approval;

©	such approval has been refused without the management board having informed the applicant, at the same time as the refusal, of one or more interested parties who are prepared to purchase all the shares to which the request for approval relates, against payment in cash;

the approval requested shall be deemed to have been granted and, in the case mentioned under a, shall be deemed to have been granted on the final day on which the meeting should have been held.

5.	If the management board grants the approval requested or if the approval shall be deemed to have been granted, the transfer can only take place within three months thereafter.

6.	Unless the applicant and the party(ies) interested designated by the management board and accepted by him agree otherwise as to the price or the determination of the price, the purchase price of the shares shall be determined by an expert, appointed at the request of the most willing party by the chairman of the Chamber of Commerce in whose district the company has its official seat.

7.	The applicant remains entitled to withdraw, until the expiry of one month after the determination of aforesaid price has been communicated to him in writing.

8.	The costs of determining the price shall be borne:

(a)	by the applicant if he withdraws;

(b)	by the applicant as to one half and the purchasers as to the other half if the shares are purchased by the interested parties, on the understanding that each purchaser shall contribute in proportion to the number of shares purchased by him; or

(c)	by the company in cases not falling under (a) or (b).

9.	The company itself can only be an interested party as referred to in paragraph 4 under (c) with the consent of the applicant.

Subsection B. Obligation to offer shares.

1.	In the case of the death of a shareholder, in the case of the suspension of payments, bankruptcy or receivership of a shareholder and in the case of the appointment of an administrator by the court over the property of a shareholder or over his shares in the company, the shares of the shareholder concerned shall be offered for sale to the other shareholders subject to due observance of the provisions of the following paragraphs. From the time the obligation as referred to in the foregoing sentence, the relevant shareholder is no longer authorised to exercise the right to attend the meeting and to cast a vote in this meeting and to exercise the right of payments.

2.	The obligation to offer the shares for sale must be complied with within one month after it has arisen.

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3.	The shares offered shall be sold to the person(s) to be designated by the meeting of the holder(s) of shares B in the capital of the company pro rata the number of shares B hold by each holder of shares B in relation to the aggregate amount of issued shares B. The company itself can be purchaser of the shares with the consent of the offeror.

4.	The provisions of paragraph 6 of the foregoing subsection shall apply accordingly.

5.	The offeror shall not have the right to withdraw his offer. If not all shares are to be purchased, the offeror shall have the right to keep his shares. The relevant shareholder shall as of that moment again be authorised to exercise the right to attend the meeting and to cast a vote in this meeting and to exercise the right of payments.

6.	If the obligation to offer is not complied with in time, the company shall be irrevocably empowered to offer such shares for sale and, if all shares are purchased, to deliver them to the purchaser(s) with due observance of the above provisions of this article. The company shall pay the purchase price to the party entitled thereto, after deduction of the expenses that are chargeable to him.

7.	The provisions of this subsection shall not apply if the General Meeting grants relief of the obligation to offer the shares.

Subsection C. Exception to the offer.

The provisions of section A and section B do not apply if the shareholder is obligated by law to transfer his shares to a prior shareholder.

CHAPTER VII.

Management.

Article 14. Management board.

The management board of the company shall be constituted by two (2) members A, two (2) members B and four (4) members C or such other number as determined by the General Meeting. At least fifty per cent. (50%) of the members of the Management Board should be residents of the Netherlands.

Article 15. Appointment. Suspension and dismissal. Remuneration.

1.	The General Meeting shall appoint the members of the management board and shall determine their title.

2.	A member of the management board may at any time be suspended or dismissed by the General Meeting.

3.	Any suspension may be extended one (1) or more times, but may not last longer than three (3) months in the aggregate. If at the end of that period no decision has been taken on termination of the suspension, or on dismissal, the suspension shall cease.

4.	The General Meeting shall determine the remuneration and further conditions of employment for each member of the management board.

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Article 16. Duties of the management board. Decision making process. Allocation of duties.

1.	Subject to the restrictions imposed by these articles of association, the management board shall be entrusted with the management of the company.

2.	The management board shall meet on a regular basis but at least once a year.

3.	The management board shall also meet whenever one (1) member of the management board deems such necessary.

4.	Each member of the management board is entitled to cast one (1) vote. All resolutions of the management board shall be adopted by a majority of the votes cast by the members of the management board that are present or represented at such meeting, whereby at least one (1) member A or one (1) member B of the management board vote in favour of the proposal, unless these articles of association or any board rules adopted by the management in accordance with paragraph 8 of this article determine otherwise. In the event of a tie of votes, the proposal shall be rejected. A report shall be drawn up regarding resolutions thus adopted and the replies received shall be attached to the report, which shall be signed by one (1) member A and one (1) member B of the management board.

5.	A member of the management board may be represented by a co-member authorised in writing. The expression “in writing” shall include any message transmitted by current means of communication. A member of the management board may not act as representative for more than one co-member.

6.	Resolutions of the management board may also be adopted in writing without recourse to a management board meeting, provided they are adopted by an unanimous vote of all members of the management board.

7.	The chairman shall chair the meetings of the management board. In case of his absence the meeting shall appoint its chairman.

8.	The management board may lay down rules regarding its own decision making process.

9.	The management board may determine the duties with which each member of the management board shall be charged.

Article 17. Representation.

1.	The management board shall be authorised to represent the company. A member A, a member B and a member C of the management board acting together are also authorised to represent the company.

2.	The management board may appoint officers with general or limited power to represent the company. Each of these officers shall be able to represent the company with due observance of any restrictions imposed on him. The management board shall determine their titles.

3.	In the event of a conflict of interest between the company and a member or all members of the management board, such member or all members of the management board shall remain authorised to represent the company. The

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General Meeting shall be authorised to designate another person or persons to represent the company for this purpose. No person may be designated unless he performs all his duties of managing the company in accordance with these articles of association in the Netherlands.

Article 18. Approval of decisions of the management board.

1.	The General Meeting is entitled to require resolutions of the management board to be subject to its approval. These resolutions shall be clearly specified and notified to the management board in writing.

2.	The lack of approval referred to in paragraph 1 does not affect the authority of the management board to represent the company.

Article 19. Absence or prevention.

If a member of the management board is absent or prevented from performing his duties, the remaining members or member of the management board, shall be temporarily entrusted with the entire management of the company with due observance of the requirement that at each time at least one (1) member A of the management board and one (1) member B of the management board should be involved with the management of the company. If all members of the management board, the sole member of the management board, all members A of the management board or all members B of the management board are absent or prevented from performing their duties, the management of the company shall be temporarily entrusted to the person designated for this purpose by the General Meeting.

CHAPTER VIII.

Annual Accounts. Profits.

Article 20. Financial year. Drawing up of the Annual Accounts. Deposition for inspection.

1.	The financial year of the company shall be the calendar year.

2.	Annually, not later than five months after the end of the financial year, unless by reason of special circumstances this term is extended by the General Meeting by not more than six months, the management board shall draw up Annual Accounts.

3.	The management board shall deposit the Annual Accounts for inspection by the shareholders and Depository Receipt Holders at the office of the company within the period referred to in paragraph 2. Within this period the management board shall also deposit the annual report for inspection by the shareholders and Depository Receipt Holders.

4.	The Annual Accounts shall be signed by all the members of the management board; if the signature of one or more of them is lacking, this shall be stated and reasons given.

5.	The company may, and if the law so requires shall, appoint an Accountant to audit the Annual Accounts.

Article 21. Adoption of the Annual Accounts. Publication.

1.	The General Meeting shall adopt the Annual Accounts.

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2.	Unconditional adoption of the Annual Accounts shall not serve to constitute a discharge of the members of the management board for the management. Such discharge requires a separate resolution by the General Meeting.

3.	The company shall publish the Annual Accounts within eight days following the adoption there subject to statutory exemptions, if applicable.

Article 22. Reserves. Profits.

1.	The company maintains a share premium reserve A and a share premium reserve B. The holders of shares A are exclusively entitled to the share premium reserve A. The holders of shares B are exclusively entitled to the share premium reserve B.

2.	The company maintains a dividend reserve A and a dividend reserve B. The holders of shares A are exclusively entitled to the dividend reserve A. The holders of shares B are exclusively entitled to the dividend reserve B.

3.	Distributions can only take place up to the amount of the Distributable part of the net assets.

4.	Distribution from the profits in respect of a financial year shall take place after the adoption of the Annual Accounts showing that this is permitted.

5.	If the General Meeting resolve to distribute profits available for distribution in a financial year, the following rules will have to be complied with:

(a)	Firstly a distribution on the shares A of a maximum amount of one thousand euro (€ 1,000) per share A per financial year. If the profits in a financial year do not or not entirely permit such distribution, the holders of shares A shall receive in the subsequent year the amount not yet distributed at the expense of the profits available for distribution in the subsequent financial years, in preference to any other distribution to the holders of the Shares B.

(b)	Secondly, any profits remaining after application of subparagraph (a) shall be allocated to the shares B on a pro rata basis.

If and to the extent that the General Meeting resolves not to distribute any profits, these profits shall be added to the dividend reserves of the company in accordance with the principles set out under (a) and (b) above.

6.	The General Meeting may, subject to the relevant provisions of Dutch law and paragraphs 3 and 5 above, resolve to pay an interim dividend or to make payments from any reserve which does not need to be maintained by virtue of Dutch law or these articles of association.

7.	The general meeting of holders of shares A can, with due observance of paragraph 1, 2 and 3 of this article, resolve to make payments to the charge of the share premium reserve A and the dividend reserve A.

8.	The general meeting of holders of shares B can, with due observance of paragraph 1, 2 and 3 of this article, resolve to make payments to the charge of the share premium reserve B and the dividend reserve B.

9.	The General Meeting may, subject to due observance of paragraph 3, resolve to make payments to the charge of any other reserve than the reserves as referred to in paragraph 1 and 2 of this article.

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10.	A claim of a shareholder for payment of a dividend shall be barred after five years have elapsed.

CHAPTER IX.

General meetings of shareholders.

Article 23. Annual Meeting.

1.	The Annual Meeting shall be held annually, and not later than six months after the end of the financial year, for the purpose of discussion and adoption of the Annual Accounts.

2.	Other General Meetings of Shareholders shall be held as often as the management board deems such necessary.

3.	General Meetings of Shareholders shall be convoked by the management board, by letter mailed to the addresses of the shareholders and Depository Receipt Holders as shown in the register of shareholders and the register of Depository Receipt Holders. General Meetings of Shareholders may also be convoked by legible an reproducible notice sent by electronic means of communication to the address of the shareholders and Depository Receipt Holders as notified for this purpose to the company, provided that the relevant shareholders and Depository Receipt Holders have given their consent thereto.

4.	The convocation shall take place no later than on the fifteenth day prior to the date of the meeting.

5.	The General Meetings of Shareholders shall be held in the municipality in which the company has its official seat according to these articles of association.

6.	The General Meeting shall itself appoint its chairman. Until that moment a member of the management board shall act as chairman and in the absence of such a member the eldest person at the meeting shall act as chairman.

7.	The members of the management board shall, as such, have the right to give advice in the General Meeting of Shareholders.

Article 24. Waiver of formalities.

1.	As long as the entire issued capital and all Depository Receipt Holders are represented at a General Meeting of Shareholders valid resolutions can be adopted on all subjects brought up for discussion, even if the formalities prescribed by law or by the articles of association for the convocation and holding of meetings have not been complied with, provided such resolutions are adopted unanimously.

2.	The management board keeps a record of the resolutions made. If the management board is not represented at a meeting, the chairman of the meeting shall provide the management board with a transcript of the resolutions made as soon as possible after the meeting. The records shall be deposited at the offices of the company for inspection by the shareholders and Depository Receipt Holders. Upon request each of them shall be provided with a copy or an extract of such record at not more than the actual costs.

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Article 25. Voting rights.

1.	Each share A confers the right to cast three hundred and sixty thousand (360,000) votes. Each share B confers the right to cast one vote.

2.	The right to take part in the meeting may be exercised by a proxy authorised in writing. The provisions of Article 16 paragraph 5 second sentence, shall apply accordingly. The right to take part in the meeting may also be exercised through electronic means of communication, provided that the shareholder thus taking part in the meeting can be identified through the electronic means of communication, is able to directly take note of the proceedings at the meeting and may exercise his rights to vote. The management board may lay down rules regarding the use of electronic means of communication, which shall be announced in the convening notice.

3.	To the extent that the law or the articles of association do not require a qualified majority, all resolutions shall be adopted by a majority of the votes cast.

4.	If there is a tie vote of votes the proposal is thus rejected.

Article 26. Resolutions outside of meetings. Records.

1.	Resolutions of shareholders may also be adopted in writing without recourse to a General Meeting of Shareholders, provided they are adopted by a unanimous vote of all shareholders entitled to vote. The provisions of Article 16 paragraph 5 second sentence, shall apply accordingly. The aforementioned decision making process shall not be permissible in the event that there are Depository Receipt Holders.

2.	The provisions of article 23 paragraph 7 shall apply correspondingly to the adoption of resolutions outside a meeting as referred to in paragraph 1.

3.	The management board shall keep a record of the resolutions thus made. Each of the shareholders must procure that the management board is informed in writing of the resolutions made in accordance with paragraph 1 as soon as possible. The records shall be deposited at the offices of the company for inspection by the shareholders and Depository Receipt Holders. Upon request, each of them shall be provided with a copy or an extract of such record at not more than the actual costs.

Article 27. Meetings of holders of shares of one class.

1.	Meetings of holders of shares of one class shall be convened by the management board or by a holder of one or more shares of the relevant class, by letter to the addresses of the holders of shares of the relevant class according to the register of shareholders and the holders of Depository Receipts of the relevant class, according to the register of shareholders and the register of Depository Receipt holders of shares in the relevant class.

2.	Meetings shall itself appoint its chairman. Until that moment the eldest person present at the meeting shall act as chairman.

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3.	To the extent possible, article 23 paragraphs 4 and 5, 24, 25 paragraphs 1 through 4 and 26 shall correspondingly apply.

CHAPTER X.

Amendment of the articles of association and dissolution.

Liquidation.

Article 28. Amendment of the articles of association and dissolution.

When a proposal of the management board to amend the articles of association or to dissolve the company is to be made to the General Meeting, this must be mentioned in the notification of the General Meeting of Shareholders. As regards an amendment of the articles of association, a copy of the proposal including the text of the proposed amendment must at the same time be deposited and held available at the company’s office for inspection by shareholders and Depository Receipt Holders until the end of the meeting.

Article 29. Liquidation.

1.	In the event of dissolution of the company by virtue of a resolution of the General Meeting, the members of the management board shall be charged with the liquidation of the business of the company.

2.	During liquidation, the provisions of these articles of association shall remain in force as far as possible.

3.	The balance of the company remaining after payment of debts, shall be transferred to the shareholders conform the provisions set out in article 23 paragraph 3.

THE UNDERSIGNED

M.D.P. Anker, civil law notary in Amsterdam, hereby declares that the unofficial English translation of the articles of association of Pinafore Holdings B.V., with corporate seat in Amsterdam, immediately after partial amendment to the articles of association on 30 September 2011, read as per the text printed above.

Signed at Amsterdam, on 30 September 2011. (Signed: M.D.P. Anker)